Exhibit 99.1

November 12, 2012

Mr. J. Greg Ness

Chairman, President & CEO

StanCorp Financial Group, Inc. and Standard Insurance Company

Ms. E. Kay Stepp

Chair, Nominating & Corporate Governance Committee

StanCorp Financial Group, Inc. and Standard Insurance Company

Dear Greg and Kay:

It is with regret that I inform you of my intention to not stand for re-election as a Director at the May 2013 Annual Meeting of StanCorp Financial Group, Inc. due to increasing time commitments outside of StanCorp. My decision to not stand for re-election is not due to any disagreements with the Board.

I also hereby tender my resignation as a Director of Standard Insurance Company and The Standard Life Insurance Company of New York.

Thank you for accepting my decision and for allowing me to serve on such a fine Board at an outstanding company.

Sincerely,

/s/ George J. Puentes
George J. Puentes